Exhibit 99.1

                Pier 1 Imports, Inc. Completes Sale of
                 Private-Label Credit Card Operations

    FORT WORTH, Texas--(BUSINESS WIRE)--Nov. 21, 2006--Pier 1 Imports, Inc. (NYSE:PIR) announced today that, through subsidiaries, it completed the sale of its private-label credit card operations to Chase. Under the terms of the purchase and sale agreement, Chase acquired Pier 1 National Bank and its private-label credit card accounts in addition to the outstanding balances associated with the accounts. Pier 1 received approximately $155 million in cash at closing.

    Pier 1's private-label credit card portfolio includes receivables of approximately $140 million and nearly one million active accounts. The Pier 1 Preferred Card will continue to be offered through Chase under the Pier 1 brand.

    In addition, the two companies entered into a long-term agreement in which Chase will provide credit and customer service benefits to Pier 1 cardholders and will offer special financing terms to Pier 1 customers. Pier 1 will receive future ongoing payments based on credit card sales, new account generation and other credit and account related activities. Pier 1 and Chase will work together on various marketing initiatives designed to increase Pier 1's sales and further enhance credit growth and profitability.

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q.

    Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States. Information about the Company is available at www.pier1.com.

    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400